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                                                                     EXHIBIT 5.1


                                  [LETTERHEAD]

                                 March 20, 1997


WellPoint Health Networks Inc.
21555 Oxnard Street
Woodland Hills, CA 91367

Ladies and Gentlemen:

          We have acted as counsel to WellPoint Health Networks Inc. a California corporation (the "Company"), in connection with its registration of 11,500,000 shares (the "Shares") of Common Stock, par value $0.01 per share, proposed to be sold by the Company and California HealthCare Foundation (the "Selling Shareholder"). Of the total amount of Shares registered, the Company will issue and sell up to 3,000,000 Shares (the "Company Shares") and the Selling Shareholder will sell up to 8,500,000 Shares, including an over-allotment of 1,500,000 Shares (the "Selling Shareholder Shares"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into among the Company, the Selling Shareholder and Salomon Brothers Inc, Merrill Lynch & Co., Bear, Stearns & Co. Inc. and Morgan Stanley & Co. Incorporated, as Representatives of the several underwriters named in such Underwriting
Agreement (the "Underwriting Agreement").

          As such counsel, we have examined such corporate records, certificates and other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

          Based on the foregoing, we are of the opinion that (i) the Company Shares have been duly authorized and, when sold and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable and (ii) the Selling Shareholder Shares have been duly and validly issued and are outstanding, fully paid and non-assessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus.

                                   Very truly yours,

                                   /s/ Brobeck, Phleger & Harrison LLP
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                                   BROBECK, PHLEGER & HARRISON LLP